PRESS RELEASE	Contact: Roy Estridge, EVP/CFO
Valley Commerce Bancorp
(559) 622-9000

VALLEY COMMERCE BANCORP REPORTS 2009 RESULTS

VISALIA, California, March 1, 2010 — Valley Commerce Bancorp, (OTCBB:  VCBP), a bank holding company and the parent company of Valley Business Bank, today announced a fourth quarter 2009 net loss of $2.1 million, an $0.84 loss per common share.  This compared to earnings of $417,000, or $0.16 per diluted common share, for the fourth quarter of 2008. For the year ended December 31, 2009 Valley Commerce Bancorp reported a net loss of $587,000, a $0.36 loss per common share, compared to earnings of $1.8 million, or $0.70 per diluted common share, for 2008.  In the fourth quarter of 2009, the Company recorded a $5.0 million provision for loan losses due to a significant credit loss and continuing adverse economic conditions.

Don Gilles, President and Chief Executive Officer, remarked, “One significant loan charge-off we recorded in the fourth quarter demonstrates the long reach of this recession as it involved a longstanding and heretofore successful customer relationship and troubled out-of-market commercial real estate project.  We will work toward the ultimate collection of charged-off loans, but we note that the Company was well prepared to recognize losses when prudent and necessary and remains strong for the future.”

Gilles further commented, “We entered this recession with a significantly stronger capital position than most banks and our capital ratios remain in the upper range for banks as we enter 2010.  There is no need for us to raise capital as some banks have done in recent months.  Our experienced management team is focused on navigating the Company through this challenging economy and we greatly appreciate the support of our shareholders and customers.”

Comparison of December 31, 2009 to September 30, 2009

•	Assets decreased $3.5 million or 1% to $340.2 million

•	Net loans remained stable at approximately $235.0 million

•	Allowance for loan losses (ALL) increased by $1.2 million to $6.2 million; the ALL as percentage of total loans increased to 2.58% compared to 2.11%

•	Non-performing loans as a percentage of total loans decreased from 3.2% to 3.1%; non-performing assets as a percentage of total assets was unchanged at 2.2%

•	Total deposits remained stable at approximately $294.5 million

•	Shareholder’s equity decreased by $2.6 million or 7% to $36.9 million; the Total Risk-Based Capital Ratio decreased from 16.6% to 16.0%.

Comparison of December 31, 2009 to December 31, 2008

•	Assets increased $34.1 million or 11% to $340.2 million

•	Net loans increased by $8.1 million or 4% to $234.8 million

•	ALL increased by $3.0 million to $6.2 million; the ALL as percentage of total loans increased to 2.58% compared to 1.41%

•	Non-performing loans as a percentage of net loans increased from 2.2% to 3.1%; non-performing assets as a percentage of total assets increased from 1.6% to 2.2%

•      Total deposits increased $37.0 million or 14% to $294.3 million

•	Shareholder’s equity increased by $6.8 million or 22% to $36.9 million; the Total Risk-Based Capital Ratio increased from 14.0% to 16.0%

Loans, Investment Securities, Deposits and Borrowings

Net loans (gross loans less the ALL) grew from $226.7 million at December 31, 2008 to $234.8 million at December 31, 2009, an increase of $8.1 million or 4%.  Average gross loans were $239.4 million for 2009 and $219.4 million for 2008, an increase of $20.0 million or 9%.  The increase in loans during 2009 was primarily in the category of commercial real estate mortgage loans.

Available-for-sale investment securities remained consistent at $42.6 million at December 31, 2009 compared to $42.0 million at December 31, 2008.  There were $23.8 million of purchases and $13.1 million of sales during 2009.  Normal principal payments, maturities, and calls within the investment portfolio accounted for the remainder of the change.  The Company’s purchase and sale transactions during 2009 were primarily for the purpose of decreasing the duration of the portfolio; this was part of management’s strategy to position the Company’s balance sheet for a rising interest rate environment.  Gain on sale of investments was $416,000 in 2009 compared to $46,000 in 2008.

The Company’s deposits increased by $37.0 million or 12.6%, from $257.3 million at December 31, 2008 to $294.3 million at December 31, 2009.  The amount of brokered time deposits included in total deposits at December 2009 and 2008 were $17.8 million and $15.9 million, respectively.  Average total deposits were $277.2 million for 2009 and $244.7 million for 2008, an increase of $32.5 million or 13%.  The Bank’s core deposits grew from local sources due to the Company’s ongoing marketing efforts which included strategies to attract depositors from failed or acquired banks in its area.

The Company had $3.7 million in Federal Home Loan Bank (FHLB) long-term borrowings and no FHLB short-term borrowings at December 31, 2009.  This compared to $5.2 million in FHLB long-term borrowings and $8.0 million in FHLB short-term borrowings at December 31, 2008.  Borrowings were reduced in 2009 due to FHLB debt being paid at scheduled maturity using funds provided through deposit growth as described above.

Asset Quality

Nonperforming assets at December 31, 2009 were comprised of ten nonaccrual loans with an aggregate balance of $7.4 million compared with nine nonaccrual loans at December 31, 2008 with an aggregate balance of $4.9 million.  The Company had no other real estate owned at either date.  Nonperforming assets increased during 2009 due primarily to one commercial real estate relationship totaling $5.9 million that was transferred to nonaccrual status during the second quarter of 2009.  Nonperforming loans were reduced in 2009 by repayments totaling $1.3 million, foreclosures totaling $1.3 million, and other factors.  As discussed further below, an unsecured loan in the amount of $3.7 million was recognized as nonperforming during the fourth quarter of 2009 and fully charged off.

The Company increased its allowance for loan losses from $3.2 million at December 31, 2008 to $6.2 million at December 31, 2009.  The Company booked loan loss provisions totaling $7.0 million during 2009, including $5.0 million during the fourth quarter.

The portion of the allowance for loan losses relating to specific impaired loans was $2.7 million and $425,000 at December 31, 2009 and 2008.  Impaired loans totaled $12.5 million and $4.9 million at December 31, 2009 and 2008, respectively.  At December 31, 2009, impaired loans were comprised of non-accrual loans and performing loans that fit the impaired definition.  At December 31, 2008, impaired loans were comprised solely of non-accrual loans.

Net charge-offs for 2009 totaled $4.0 million, or 1.67% of average loans, compared to the 2008 total of $113,000 or .07% of average loans.  The 2009 charge-offs included an unsecured loan totaling $3.7 million that was charged off during the fourth quarter.  Although payments on this loan had been made during 2009 in accordance with contractual terms, management obtained information from the customer during the fourth quarter indicating that repayment of principal at the scheduled maturity date was not probable.  Also during the fourth quarter of 2009, a $97,000 charge-off was recorded on a commercial loan.  Other loan charge-offs recorded in 2009 pertained to the acquisition through foreclosure of two real properties both of which were sold during the second quarter.

Shareholders’ Equity

Total shareholders’ equity increased by $6.8 million, from $30.1 million at December 31, 2008 to $36.9 million at December 31, 2009. The increase resulted from the issuance of $7.7 million in preferred stock to the United States Department of the Treasury under the government’s Capital Purchase Program (“CPP”) during January of 2009.  The increase was offset by our 2009 operating loss, and cash dividends on the preferred stock paid or accreted during 2009.

Book value per common share decreased to $11.18 at December 31, 2009 from $11.60 at December 31, 2008 due to the 2009 loss and cash dividends paid.  Valley Commerce Bancorp’s Total Risk-Based Capital Ratio increased to 16.0% at December 31, 2009 compared to 14.0% at December 31, 2008.

Comparison of Fourth Quarter 2009 to Fourth Quarter 2008

•	Net interest income before provision for loan losses increased by $213,000 or 7%

•	The provision for loan losses increased by $4.6 million

•	Non-interest income increased by $274,000 or 94%

•	Non-interest expense increased by $129,000 or 6%

Comparison of 2009 to 2008

•	Net interest income before provision for loan losses increased by $775,000 or 6%

•	The provision for loan losses increased by $5.4 million

•	Non-interest income increased by $754,000 or 59%

•	Non-interest expense increased by $506,000 or 6%

Net Interest Income and Net Interest Margin

For the quarter ended December 31, 2009 net interest income before provision for loan losses totaled $3.2 million, an increase of $213,000 or 7% from the $3.0 million earned during the fourth quarter of 2008.  Net interest income before provision for loan losses totaled $12.8 million for 2009, an increase of $775,000 or 6% from the 2008 total of $12.1 million.  Net interest income increased during the 2009 periods due primarily to growth in average loans on the asset side and average deposits on the liability side.

Net interest margin was 4.32% for the three-month periods ended December 31, 2009 and 2008.  Net interest margin for 2009 and 2008 was 4.43% and 4.52%, respectively, a decrease of nine basis points.  The year over year decline in the net interest margin is primarily related to increased nonperforming loans in 2009.  While nonperforming loans are included in the computation of net interest margin, the majority of these loans are not accruing interest.  The result is a decrease in loan yield and a decrease in net interest margin.  In addition, in 2009 the Company began to reposition its balance sheet as part of its strategy to protect against rising interest rates.  This involved selling higher yielding fixed rate investment securities and purchasing lower yielding adjustable rate investment securities; it also involved adding longer term, more costly liabilities to the balance sheet.  As a final point, the Company carried a significantly greater amount of liquidity on its balance sheet in 2009 due to the success of our deposit gathering efforts and the desire to create greater flexibility during this time of financial markets instability.

Non-Interest Income

For the quarter ended December 31, 2009, non-interest income totaled $564,000, an increase of $274,000 or 94% from the $290,000 recorded during the fourth quarter of 2008.  The quarterly increase resulted primarily from the sale of investment securities at a gain of $217,000 in the 2009 period.  No such sales occurred in the 2008 period.

For all of 2009, non-interest income totaled $2.0 million, an increase of $754,000 or 59% over the 2008 total of $1.3 million.  The increase in non-interest income for 2009 was attributable to gains from the sale of investment securities of $416,000 and officer life insurance benefits of $317,000; neither of these items was present in 2008.  In addition, service charges on deposits increased by $51,000 or 7% in 2009 due to deposit account growth and higher incidence of charges.

Non-Interest Expense

For the quarter ended December 31, 2009, non-interest expense totaled $2.4 million, an increase of $129,000 or 6% from the $2.3 million recorded during the fourth quarter of 2008.  The quarterly increase resulted from a $60,000 or 51% increase in professional and legal expenses related to settlement of a lawsuit and from a $56,000 or 80% increase in FDIC insurance assessments.  Data processing expense increased by $55,000 or 41% due to growth and costs associated with new technology-oriented services.  In addition, occupancy and fixed asset expense increased by $69,000 or 21% in the 2009 period due to write-offs and expenses related to the Company’s relocation of its leased Visalia offices to an office facility that was purchased in early 2009 and fully occupied in early 2010.  These increases were offset by a $92,000 or 83% decrease in employee incentive compensation.

For all of 2009, non-interest expense totaled $9.7 million, an increase of $506,000 or 6% over the 2008 total of $9.2 million.  The annual increase resulted from a $352,000 or 179% increase in FDIC insurance cost, which included an emergency special assessment of $141,000.  In addition, there was a $155,000 or 39% increase in professional and legal expenses related primarily to the settlement of a lawsuit.  Data processing expense increased by $93,000 or 18% due to growth and costs associated with new technology-oriented services.  In addition, occupancy and fixed asset expense increased by $305,000 or 24% in 2009 due to write-offs and expenses related to the Company’s relocation of its leased Visalia offices to a purchased office facility.  These increases were offset by a $166,000 or 62% decrease in employee incentive compensation, a $53,000 or 19% decrease in marketing and promotional expense, and a $53,000 or 10% decrease in operational expense.

OTHER INFORMATION:  Valley Commerce Bancorp stock trades on NASDAQ’s Over the Counter Bulletin Board under the symbol VCBP.  Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996.  Valley Business Bank operates through Business Banking Centers in Visalia, Tulare, and Fresno, California and has branch offices in Woodlake and Tipton, California.  Additional information about Valley Business Bank is available from the Bank’s website at http://www.valleybusinessbank.net.

FORWARD-LOOKING STATEMENTS:  In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp’s future financial results, business prospects and business developments.  Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations.  The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.  For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Condensed Consolidated Balance Sheet (in Thousands) (Unaudited)	As of December 31,
	2009	2008
Assets
Cash and Due from Banks	$39,078	$8,756
Federal Funds Sold	-	13,390
Available-for-Sale Investment Securities	42,569	42,018
Loans (net)	234,823	226,697
Bank Premises and Equipment (net)	8,042	3,975
Cash Surrender Value of Bank-Owned Life Insurance	6,355	6,422
Other Assets	9,305	4,841
TOTAL ASSETS	$340,172	$306,099

Liabilities & Equity
Non-Interest Bearing Deposits	$76,575	$77,406
Interest Bearing Deposits	121,399	87,738
Time Deposits	96,308	92,180
Total Deposits	294,282	257,324
Short-Term Debt	-	8,000
Long-Term Debt	3,662	5,184
Junior Subordinated Deferrable Interest Debentures	3,093	3,093
Other Liabilities	2,266	2,358
Total Liabilities	303,303	275,959
Shareholders’ Equity	36,869	30,140
TOTAL LIABILITIES & EQUITY	$340,172	$306,099

Condensed Consolidated Statement of Income (in Thousands except per share data) (Unaudited)	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008

Interest Income	$4,158	$4,377	$16,929	$17,784
Interest Expense	949	1,381	4,089	5,719
NET INTEREST INCOME	3,209	2,996	12,840	12,065
Provision for Loan Losses	5,000	400	7,000	1,600
NET INTEREST (LOSS) INCOME AFTER PROVISION FOR LOAN LOSSES	(1,791)	2,596	5,840	10,465
Non-interest Income	564	290	2,037	1,283
Non-interest Expense	2,446	2,317	9,659	9,153
(LOSS) INCOME BEFORE (TAX BENEFIT) INCOME TAXES	(3,673)	569	(1,782)	2,595
(Tax Benefit) Income Taxes	(1,586)	152	(1,195)	746
NET (LOSS) INCOME	$(2,087)	$417	$(587)	$1,849
DIVIDENDS ACCRUED AND DISCOUNT ACCRETED ON PREFERRED SHARES	$(95)	$-	$(353)	$-
NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS	$(2,182)	$417	$(940)	$1,849
(LOSS) EARNINGS PER COMMON SHARE - BASIC*	$(0.84)	$0.16	$(0.36)	$0.71
(LOSS) EARNINGS PER COMMON SHARE – DILUTED*	$(0.84)	$0.16	$(0.36)	$0.70
COMMON SHARES OUTSTANDING – END OF PERIOD*	2,608	2,597	2,608	2,597
*All share and earnings per share data have been restated for a 5% stock dividend issued in June 2009.

VALLEY COMMERCE BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	December 31,
	2009	2008

CREDIT QUALITY DATA
Allowance for loan losses	$6,231	$3,244
Allowance for loan losses as a percentage of total loans	2.58%	1.41%
Nonperforming loans	$7,364	$4,934
Nonperforming loans as a percentage of total loans	3.05%	2.14%
Nonperforming assets as a percentage of total assets	2.16%	1.61%
Year-to-date net charge-offs	$4,013	$113
Year-to-date net charge-offs as a percentage of average loans	1.67%	0.07%

SHARE AND PER SHARE DATA
Basic (loss) earnings per common share for the quarter	$(0.84)	$0.16
Diluted (loss) earnings per common share for the quarter	$(0.84)	$0.16
Quarterly weighted average common shares outstanding	2,608,317	2,594,558
Quarterly weighted average diluted common shares outstanding	2,611,492	2,617,058
Basic (loss) earnings per common share, year-to-date	$(0.36)	$0.71
Diluted (loss) earnings per common share, year-to-date	$(0.36)	$0.70
Year-to-date weighted average common shares outstanding	2,602,228	2,595,128
Year-to-date weighted average diluted common shares outstanding	2,609,724	2,623,301
Book value per common share	$11.18	$11.60
Total common shares outstanding	2,608,317	2,597,425

QUARTERLY KEY FINANCIAL RATIOS
Annualized return (loss) on average equity	(20.88)%	5.48%
Annualized return (loss) on average assets	(2.37)%	0.53%
Net interest margin	4.32%	4.32%
Efficiency ratio	65.3%	70.5%

ANNUAL KEY FINANCIAL RATIOS
Return (loss) on average equity	(1.53)%	6.30%
Return (loss) on average assets	(0.18)%	0.62%
Net interest margin	4.43%	4.52%
Efficiency ratio	64.9%	68.6%
Loan to deposit ratio at year end	79.8%	91.4%
Total Risk-Based Capital Ratio at year end	16.0%	14.0%